Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Nutrien Ltd.

We consent to the use in this Registration Statement on Form F-10 of Nutrien Ltd. dated March 10, 2020, of our reports, both dated February 19, 2020, on the consolidated financial statements of Nutrien Ltd. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, the related consolidated statements of earnings, comprehensive income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes, and on the effectiveness of internal control over financial reporting which are incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our audit report covering the December 31, 2019 financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of International Financial Reporting Standard 16, Leases.

Our audit report on the effectiveness of internal control over financial reporting as of December 31, 2019, contains an explanatory paragraph that states that Nutrien acquired Ruralco Holdings Limited (“Ruralco”) during 2019, and management excluded Ruralco’s internal control over financial reporting from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Ruralco.

/s/ KPMG LLP

Chartered Professional Accountants

March 10, 2020

Calgary, Canada